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CORESTATES FINANCIAL CORP AND SUBSIDIARIES

EXHIBIT 12.2

COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING OPERATIONS
TO FIXED CHARGES OF CONTINUING OPERATIONS

COMBINED CORESTATES (PARENT ONLY) AND CORESTATES CAPITAL CORPORATION

Twelve Months Ended December 31, 1996
-------------------------------------
(in thousands)

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
   1. Income before income taxes and equity in undistributed income
      of subsidiaries...........................................................             $591,887

   2. Fixed charges - interest expense, amortization of debt
      issuance costs and one-third of rental expenses, net of
      income from subleases.....................................................             $202,422
                                                                                             --------

   3. Income before taxes and equity in undistributed income of
      subsidiaries, plus fixed charges..........................................             $794,309
                                                                                             ========

   4.Ratio of earnings (as defined) to fixed charges (line 3/line 2)...........               3.92x
                                                                                              =====
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